EXHIBIT 10.15

EXECUTION COPY

INTERCREDITOR AGREEMENT

dated as of December 19, 2003

by and between

THE BANK OF NEW YORK,

as Note Collateral Agent

and

SUNTRUST BANK,

as Credit Agreement Agent

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT, dated as of December 19, 2003 (as the same may be amended, modified or supplemented from time to time, this “Agreement”), is by and between: (i) THE BANK OF NEW YORK, as Collateral Agent under the Indenture (as defined below) for the benefit of the holders from time to time of the Note Obligations (in such capacity, the “Note Collateral Agent”) and (ii) SUNTRUST BANK, as Administrative Agent (in such capacity, the “Credit Agreement Agent”) under the Credit Agreement (as defined below) for the benefit of the holders from time to time of the Priority Lien Obligations. Except as otherwise expressly provided herein, capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in the Indenture.

RECITALS

WHEREAS, pursuant to a credit agreement, dated as of December 29, 1999, entered into by El Pollo Loco, Inc. (the “Company”) and EPL Intermediate, Inc. (“Parent”) and led by the Credit Agreement Agent, the Company and Parent (collectively, the “Grantors”) have entered into, and may in the future enter into, the Priority Lien Security Documents pursuant to which the Grantors have granted, or will grant, the Credit Agreement Agent a first priority security interest in the Collateral;

WHEREAS, pursuant to an indenture, dated of even date herewith (as the same may be amended, restated, modified, supplemented, renewed, refunded, replaced or refinanced from time to time, the “Indenture”), by and between the Company, Parent and The Bank of New York as trustee (in such capacity, the “Trustee”) for the benefit of the holders of the Note Obligations, the Grantors have entered into, and may in the future enter into, the Security Documents pursuant to which the Grantors have granted, or will grant, the Note Collateral Agent a security interest in the Collateral (other than Excluded Assets) which security interest is subordinate to the security interest of the Priority Lien;

WHEREAS, pursuant to Section 10.04 of the Indenture, by acceptance of its Notes, each Holder has agreed to be bound by this Agreement;

WHEREAS, the parties hereto desire to enter into this Agreement to confirm their relative rights with respect to the Collateral as provided in this Agreement;

NOW THEREFORE, in consideration of the premises, covenants and agreements as herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

ARTICLE 1.

DEFINITIONS

For purposes of this Agreement, the terms listed in this Article 1 shall have the respective meanings set forth in this Article 1:

“Additional Notes” means any Notes issued under the Indenture after the date of the Indenture, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of Section 4.15 of the Indenture and/or the provisions of Section 5.01 of the Indenture and not by the provisions of Section 4.10 of the Indenture; and

(2) the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Wholly-Owned Restricted Subsidiary of the Company;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate Section 4.07 of the Indenture or a Permitted Investment;

(7) dispositions of Investments or receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(8) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(9) the sale or other disposition of restaurants in the ordinary course of business consistent with past practice;

(10) the sale of Equity Interests of an Unrestricted Subsidiary; and

(11) the sale of Permitted Investments (other than sales of Equity Interests of any of the Company’s Restricted Subsidiaries) made by the Company or any Restricted Subsidiary after the date of the Indenture, if such Permitted Investments were (a) received in exchange for, or purchased out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or (b) received in the form of, or were purchased from the proceeds of, a substantially concurrent contribution of common equity capital to the Company.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock, including, in each case, Preferred Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to a Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Collateral” means all present and future properties and assets of the Company or any other Obligor upon which a security interest is granted to secure Note Obligations pursuant to the Security Documents.

“Credit Agreement” means that certain Credit Agreement, dated December 29, 1999, by and among the Company, Parent, SunTrust Bank, as agent, and the other lenders party thereto from time to time, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Agreement Agent” means SunTrust Bank, in its capacity as Collateral Agent under the Priority Lien Security Documents, and any successor thereto in such capacity.

“Credit Bid Rights” means, in respect of any order relating to a sale of assets in any Insolvency or Liquidation Proceeding, that:

(1) such order grants the Holders of Notes (individually and in any combination) the right to bid at the sale of such assets and the right to offset such holders’ claims secured by Note Liens upon such assets against the purchase price of such assets if:

(a) the bid of such holders is the highest bid or otherwise determined by the court to be the best offer at the sale; and

(b) the bid of such holders includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay all unpaid Priority Lien Obligations (except Unasserted Contingent Obligations) and to satisfy all liens entitled to priority over the Priority Liens that attach to the proceeds of the sale, and such order requires or permits such amount to be so applied; and

(2) such order allows the claims of the Holders of Notes in such Insolvency or Liquidation proceeding to the extent required for the grant of such rights.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Discharge of the Priority Lien Obligations” means termination of all commitments to extend credit that would constitute Priority Lien Debt, payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (except undrawn letters of credit), discharge or cash collateralization (at the lower of (1) 108% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all letters of credit outstanding under any Priority Lien Debt, and payment in full in cash of all other Priority Lien Obligations (except Unasserted Contingent Obligations) that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash. “Discharged” shall have the correlative meaning.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the asset sale or change of control provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of Sections 4.10 and 4.15 of the

Indenture. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” has the meaning set forth in Article 6 of the Indenture.

“Excluded Assets” means:

(1) any lease, license, contract, property right or agreement to which the Company or any Obligor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest under the security documents shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity); provided that such lease, license, contract, property right or agreement shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall result and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the security documents immediately and automatically, at such time as such consequences shall no longer result;

(2) any Equity Interests of any future Foreign Subsidiary;

(3) any interests in real property leased by the Company or any Restricted Subsidiary;

(4) assets subject to Liens described in clauses (6) and (16)(b) of the definition of “Permitted Liens” contained in the Indenture;

(5) so long as any Priority Lien Obligations exist that have not been Discharged, any other assets or properties acquired by the Company or any Guarantor after the date of the Indenture to the extent that the Company or any Guarantor fails to grant a Priority Lien therein to secure the Prior Lien Obligations; and

(6) any assets held directly by Parent other than Capital Stock of the Company;

(7) any assets or properties in which the Note Collateral Agent is required to release its Note Liens securing Note Obligations pursuant to Section 3.6 of this Agreement provided that any property in which the Company or any Guarantor is required to grant a security interest in favor of the Note Collateral Agent to secure the Note Obligations pursuant to the third paragraph of Section 4.12 of the Indenture shall not be an Excluded Asset.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company, which determination will be conclusive (unless otherwise provided in the Indenture).

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), but only to the extent of the lesser of (a) the Fair Market Value of the assets subject to such Lien, or (b) the amount of the Indebtedness secured by such Lien and (b) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Initial Notes” means the first $110.0 million aggregate principal amount of Notes issued under the Indenture on the date of the Indenture.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Company or any other Obligor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Obligor, any receivership or assignment for the benefit of creditors relating to the Company or any other Obligor or any similar case or proceeding relative to the Company or any other Obligor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Obligor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Obligor are determined and any payment or distribution is or may be made on account of such claims.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and advances to customers in the ordinary course of business that are recorded as accounts receivable), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(d) of the Indenture. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(d) of the Indenture. Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are authorized by law, regulation or executive order to remain closed (1) in the City of New York, (2) in the city in which the Corporate Trust Office of the Trustee is located, (3) at a place of payment or (4) at any other location identified in the definition of “Business Day” (or the equivalent thereof) in the applicable Priority Lien Document; provided that the Trustee and the Note Collateral Agent have previously been advised of such location in writing; and provided, further, that, for purposes of the Credit Agreement, such location shall be Atlanta, Georgia, unless and until the Trustee and the Note Collateral Agent are notified in writing of any substitute or additional location. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lenders” means, at any time, the parties then holding (or committed to provide) loans, letters of credit or other extensions of credit or obligations that constitute (or when provided will constitute) Priority Lien Obligations.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and discounts, and sales commissions, and any other fees and expenses, including without limitation relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Note Collateral Agent” means The Bank of New York, a New York banking corporation, in its capacity as collateral agent under the Security Documents, together with its successors in such capacity.

“Note Debt” means:

(1) the Initial Notes; and

(2) any Additional Notes that are permitted to be incurred under Section 4.09 of the Indenture provided, that the satisfaction of the requirement in clause (2) shall be conclusively established, for purposes of entitling the holders of Additional Notes to share equally and ratably with the other holders of Note Obligations in the benefits and proceeds of the Note Collateral Agent’s security interests in the Collateral, if the Company delivers to the Note Collateral Agent an Officers’ Certificate stating that such requirement has been satisfied and that the Additional Notes constitute “Note Obligations”, and the holders of such Additional Notes and Obligations in respect thereof will be entitled to rely conclusively thereon.

“Note Documents” means, collectively, the Indenture, the Notes (including any Additional Notes), the Note Guarantees, the Security Documents, the Intercreditor Agreement and all agreements binding on any Obligor related thereto.

“Note Lien” means a Lien granted pursuant to a Security Document by the Company or any other Obligor to the Note Collateral Agent (or any other holder, or representative of holders, of Note Obligations) upon any property or assets of the Company or such Obligor to secure Note Obligations.

“Note Obligations” means Note Debt and all other Obligations in respect thereof, including, without limitation, any fees, indemnification or reimbursement obligations owing to the Note Holders, the Trustee or the Note Collateral Agent, as applicable.

“Notes” means the 9 ¼% Senior Secured Notes due 2009 (including, without limitation, Additional Notes).

“Obligations” means:

(1) any principal (including reimbursement obligations with respect to letters of credit whether or not drawings have been made thereon), interest (including any interest accruing at the then applicable rate provided in any applicable Secured Debt Document after the maturity of the Indebtedness thereunder and any reimbursement obligations therein and interest accruing at the then applicable rate provided in any applicable Secured Debt Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness;

(2) the obligation to pay an amount equal to all damages that a court shall determine any holder of the applicable Secured Debt has suffered by reason of a breach by the applicable obligor thereunder of any obligation, covenant or undertaking with respect to any applicable Secured Debt Document; and

(3) any net obligations of the obligor under any applicable Secured Debt Document to any holder of Secured Debt (or any representative on its behalf) or any Affiliate thereof under any interest hedge agreement or foreign exchange agreement.

“Obligor” means the Company, Parent and each Restricted Subsidiary of the Company (if any) that at any time guarantees or provides collateral security or credit support for any Note Obligations.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 13.05 of the Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 of the Indenture. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor;

(4) any Investment made prior to the date of the Indenture;

(5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 of the Indenture;

(6) any acquisition of assets or Capital Stock solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (6) will be excluded from clause (3)(b) of Section 4.07(a) of the Indenture;

(7) any Investments received in compromise or resolution of (A) obligations of trade creditors, franchisees or customers that are accounts receivable of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, franchisee or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8) Investments represented by Hedging Obligations;

(9) endorsements of negotiable instruments and documents in the ordinary course of business;

(10) pledges or deposits permitted under clause (9) of the definition of “Permitted Liens” contained in the Indenture;

(11) repurchases of the Notes;

(12) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(13) loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(14) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances; and

(15) other Investments in any Person other than an Affiliate of the Company having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed $5.0 million.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledged Collateral” shall mean any tangible property in the possession of the Priority Lien Collateral Agent (or its agents or bailees) in which a security interest is perfected by such possession, including, without limitation, any investment property, cash collateral account, deposit account, electronic chattel paper or letter of credit rights or other Collateral as to which the Priority Lien Collateral Agent (or its agents or bailees) has control and in which a security interest is perfected by such control. For purposes hereof, the terms “investment property”, “deposit account”, “electronic chattel paper” and “letter of credit rights” shall have the meanings given such terms in the New York Uniform Commercial Code, as in effect on the date hereof.

“Preferred Stock” means any Equity Interest with preferential right of payment (1) of dividends, or (2) upon liquidation, dissolution or winding up of the issuer of such Equity Interest.

“Priority Lien” means a Lien granted pursuant to a Priority Lien Security Document by the Company or any other Obligor to any holder, or representative of holders, of Priority Lien Obligations upon any property or assets of the Company or such Obligor to secure Priority Lien Obligations.

“Priority Lien Collateral Agent” means the Credit Agreement Agent or, after all Priority Lien Obligations in respect of the Credit Agreement have been repaid in full, a single representative of all holders of Priority Liens most recently designated by the Company in an Officers’ Certificate delivered to the Trustee and the Note Collateral Agent or the successor of such representative in its capacity as such.

“Priority Lien Debt” means the principal amount of any Indebtedness which, when incurred (or, in the case of any reimbursement obligation for a letter of credit issued under any Credit Facility, when such letter of credit was issued), either (a) was permitted to be secured by Liens permitted by clause (1), (16)(a) or (18) of the definition of “Permitted Liens” contained in the Indenture or (b) was incurred (or, in the case of any such reimbursement obligation, relates to a letter of credit that was issued) upon delivery to the Priority Lien Collateral Agent and the Note Collateral Agent of an Officers’ Certificate to the effect that, at the time of such incurrence, such Indebtedness was permitted to be secured by Liens permitted by clause (1), (16)(a) or (18) of the definition of “Permitted Liens” contained in the Indenture, including without limitation any such Indebtedness incurred in any insolvency or liquidation proceeding to the extent constituting Indebtedness permitted to be secured by Liens permitted by clause (1), (16)(a) or (18) of the definition of “Permitted Liens” contained in the Indenture (it being agreed that, for purposes of qualifying as “Priority Lien Debt,” any loan advanced or letter of credit issued under a line of credit will be deemed “incurred” at the time the Credit Facility governing such Indebtedness is entered into); provided that any holder of Priority Lien Debt and the Priority Lien Collateral Agent shall be conclusively entitled to rely on an Officers’ Certificate from the Company addressed to any such holder or the Priority Lien Collateral Agent (a copy of which Officers’ Certificate is provided substantially concurrently to the Note Collateral Agent and the Trustee) that any borrowings, issuances of letters of credit or other extensions of credit under any Credit Facility were incurred, and are permitted to be incurred, under the terms of the Indenture.

“Priority Lien Documents” means the Credit Agreement, the Priority Lien Security Documents and all other agreements governing, securing or relating to any Priority Lien Obligations.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations of the Company or any Obligor under the Priority Lien Documents.

“Priority Lien Security Documents” means one or more security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust or other grants or transfers for security executed and delivered by the Company or any other Obligor creating (or purporting to create) a Lien upon property owned or to be acquired by the Company or any other Obligor in favor of any holder or holders of Priority Lien Debt, or any trustee, agent or representative acting for any such holders, as security for any Priority Lien Obligations.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 19, 2003, between the Company and Jefferies & Company, Inc., as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Company and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes under the Securities Act of 1933, as amended.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Secured Debt” means Note Debt and Priority Lien Debt.

“Secured Debt Document” means the Note Documents and the Priority Lien Documents.

“Security Documents” means one or more security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by the Company or any other Obligor creating (or purporting to create) a Note Lien upon Collateral, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Unasserted Contingent Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except (i) the principal of and interest and premium (if any) on, and fees relating to, any Indebtedness, (ii) contingent obligations to reimburse the issuer of an outstanding letter of credit for amounts that may be drawn or paid thereunder and (iii) any such contingent claims or demands as to which the Priority Lien Collateral Agent or any holder of Priority Lien Obligations has then notified the Company) in respect of which no claim or demand for payment has been made at such time.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Note Collateral Agent. The Note Collateral Agent represents and warrants on behalf of itself and any holders of the Note Obligations on the date hereof that (1) it is authorized to enter into this Agreement on behalf of itself and each holder of Note Obligations, and (2) it has the corporate power and authority and the legal right to execute and deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

Section 2.2 Representations and Warranties of Credit Agreement Agent. The Credit Agreement Agent represents and warrants on behalf of itself and the lenders under the Credit Agreement on the date hereof that (1) it is authorized to enter into this Agreement on behalf of itself and such lenders, and (2) it has the corporate power and authority and the legal right to execute and deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

ARTICLE 3.

INTERCREDITOR RELATIONS

Section 3.1 Agreement for the Benefit of Holders of Priority Liens. The Trustee and the Note Collateral Agent agree, and each Holder of Notes by accepting a Note agrees, that (1) the Note Liens are, to the extent and in the manner provided in this Article 3, junior and subordinate in ranking to all Priority Liens, whenever granted, upon any present or future Collateral and (2) the Priority Liens, whenever granted, upon any present or future Collateral, will be prior and senior to the Note Liens.

Section 3.2 Ranking. Notwithstanding (a) anything to the contrary contained in the Security Documents, (b) the time of incurrence of any Secured Debt, (c) the time, order or method of attachment of the Note Liens or the Priority Liens, (d) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral, (e) the time of taking possession or control over any Collateral, (f) the rules for determining priority under the Uniform Commercial Code or any other law governing relative priorities of secured creditors, (g) that any Priority Lien may not have been perfected, (h) that any Priority Lien may be or have become subordinated, by equitable subordination or otherwise, to any other Lien, or (i) any other circumstance of any kind or nature whatsoever, whether similar or dissimilar to any of the foregoing, the Note Liens will in all circumstances be junior and subordinate in ranking to all Priority Liens, whenever granted, upon any present or future Collateral, and the Priority Liens, whenever granted, upon any present or future Collateral to the extent the Priority Liens secure the Priority Lien Obligations will be prior and superior to the Note Liens. For the avoidance of doubt, so long as any Priority Lien Obligations exist that have not been Discharged, the Note Collateral Agent has no right to cause or require the Company or any Guarantor to grant, and the Company and the Guarantors are under no obligation to grant, a security interest in favor of the Note Collateral Agent to secure the Note Obligations in any Excluded Assets, except to the extent the Indenture may require the Company or any Obligor to grant Liens to secure the Note Obligations where Liens on the same assets have been granted to secure Priority Lien Obligations.

Section 3.3 Collateral Sharing with Additional Notes. Any Additional Notes issued under the Indenture in accordance with the requirements set forth in the definition of “Note Debt” and permitted to be incurred under the Credit Facilities and Section 4.09 of the Indenture will be treated as Note Obligations for all purposes under the Indenture and the Security Documents.

Section 3.4 Restriction on Enforcement of Note Liens.

(a) So long as any Priority Lien Obligations exist that have not been Discharged, the holders of Priority Liens will have the exclusive right to enforce, foreclose, collect or realize upon any Collateral. Subject to Section 3.14 and the second set of clauses (1) through (4) below, the Trustee and Holders of Notes will not authorize or instruct the Note Collateral Agent, and the Note Collateral Agent will not, and will not authorize or direct any Person acting for it, the Trustee or any holder of Note Obligations, to exercise any right or remedy with respect to any Collateral (including any right of set-off) or take any action to enforce, collect or realize upon any Collateral, including without limitation, any right, remedy or action to:

(1) take possession of or control over any Collateral;

(2) exercise any collection rights in respect of any Collateral or retain any proceeds of accounts and other obligations receivable paid to it directly by any account debtor;

(3) exercise any right of set-off against any property subject to any Priority Lien;

(4) foreclose upon any Collateral or take or accept any transfer of title in lieu of foreclosure upon any Collateral;

(5) enforce any claim to the proceeds of insurance upon any Collateral;

(6) deliver any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depositary bank or landlord) in the possession or control of any Collateral or acting as bailee, custodian or agent for any holder of Priority Liens in respect of any Collateral;

(7) otherwise enforce any remedy available upon default for the enforcement of any Lien upon the Collateral;

(8) deliver any notice or commence any proceeding for any of the foregoing purposes; or

(9) seek relief in any Insolvency or Liquidation Proceeding permitting it to do any of the foregoing;

except that, in any event, any such right or remedy may be exercised and any such action may be taken, authorized or instructed:

(1) without any condition or restriction whatsoever, so long as no Priority Lien Obligations exist that have not been Discharged;

(2) as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to no Priority Lien Obligations existing that have not been Discharged) any right to claim, take or receive proceeds of Collateral remaining at any time when no Priority Lien Obligations exist that have not been Discharged in the event of foreclosure or other enforcement of any prior Lien;

(3) as necessary to perfect, or maintain the perfection or priority of, a Lien upon any Collateral by any method of perfection except through possession or control; or

(4) as necessary to prove, preserve or protect (but not enforce) the Note Liens, in each case, subject to the provisions of the Security Documents.

(b) None of the rights and remedies otherwise available to the holders of Priority Liens in respect of the foreclosure or other enforcement of Priority Liens and none of the other rights and remedies of the holders of Priority Liens and Priority Lien Obligations under the Priority Lien Documents will be impaired, restricted or affected by this Article 3.

(c) At any time any Priority Lien Obligations exist that have not been Discharged:

(1) the Priority Lien Collateral Agent will have the sole right to adjust settlement of all insurance claims and condemnation awards in the event of any covered loss, theft, destruction or condemnation of any Collateral and all claims under insurance constituting Collateral;

(2) all proceeds of insurance on or constituting Collateral and all condemnation awards resulting from a taking of any Collateral will inure to the benefit of, and will be paid to, the holders of the Priority Liens; and

(3) the Note Collateral Agent will co-operate, if necessary and as reasonably requested by the Priority Lien Collateral Agent, in effecting the payment of insurance proceeds to the Priority Lien Collateral Agent.

(d) Subject to Section 3.14 (other than clauses (4) and (5) of Section 3.14), so long as there are any Priority Lien Obligations existing that have not been Discharged, none of the Holders of Notes, the Trustee or the Note Collateral Agent will:

(1) request judicial relief, in an Insolvency or Liquidation Proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Liens in respect of Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or Priority Lien Security Document or subordinate the Priority Liens to the Note Liens or grant the Priority Liens equal ranking to the Note Liens;

(2) oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens made by any holder of Priority Liens in any Insolvency or Liquidation Proceeding;

(3) oppose or otherwise contest any lawful exercise by any holder of Priority Liens of the right to credit bid Priority Lien Debt at any sale in foreclosure of Priority Liens;

(4) oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Liens relating to the lawful enforcement of any Priority Lien;

(5) request relief from the automatic stay; or

(6) challenge the enforceability, perfection or the validity of the Priority Lien Obligations or the Priority Liens.

(e) Except for payments received free from the Priority Liens as provided in Section 3.4(f)(2), below, all proceeds of Collateral received by the Trustee or the Note Collateral Agent at any time when any Priority Lien Obligations exist that have not been Discharged will be held by the Trustee or the Note Collateral Agent for account of the holders of Priority Liens and remitted to the Priority Lien Collateral Agent upon demand by the Priority Lien Collateral Agent. To the extent provided by applicable law, the Note Liens will remain attached to and, subject to this Article 3, enforceable against all proceeds so held or remitted.

(f) Except for payments that are made from or constitute proceeds of property subject to Priority Liens and that are received by the Trustee or the Note Collateral Agent or any holder of Note Obligations at any time when any Priority Lien Obligations exist that have not been Discharged and after (i) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or the grantor of any Priority Lien or (ii) the Trustee and the Note Collateral Agent have received written notice from the Priority Lien Collateral Agent stating that (A) the Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (B) the holders of Priority Liens have become entitled to, and desire to, enforce any or all of the Priority Liens by reason of a default under Priority Lien Documents:

(1) no payment of money (or the equivalent of money) made by the Company or a Guarantor to the Trustee, the Note Collateral Agent, any Holder of Notes or any other holder of Note Obligations (including, without limitation, payments and prepayments made for application to Note Obligations) or other payments or deposits made pursuant to any provision of the Indenture, any other Note Document and this Agreement will in any event be subject to the foregoing provisions of this Section 3.4 or otherwise affected by any of the provisions of Section 3.14; and

(2) all payments permitted to be received under Section 3.4(f)(1) will be received by the Trustee, the Note Collateral Agent, the Holders of Notes and the other holders of Note Obligations free from the Priority Liens and all other Liens thereon except the Note Liens.

Section 3.5 Insolvency or Liquidation Proceedings.

(a) The provisions of this Article 3 will be applicable both before and after the filing of any petition by or against any Obligor under any insolvency or bankruptcy law and all converted or succeeding cases in respect thereof, and all references herein to any Obligor shall be deemed to apply to the trustee for such Obligor and such Obligor as a debtor-in-possession. The relative rights of secured creditors in or to any distributions from or in respect of any Collateral or proceeds of Collateral shall continue after the filing of such petition on the same basis as prior to the date of such filing, subject to any court order approving the financing of, or use of cash collateral by any Obligor as debtor-in-possession. If, in any Insolvency or Liquidation Proceeding and at any time any Priority Lien Obligations exist that have not been Discharged, all of the Lenders (or such number of the Lenders as may have the power to bind all of them):

(1) consent to any order for use of cash collateral or agree to the extension of any Priority Lien Debt (including, without limitation, any debtor-in-possession financing) to any Obligor to the extent constituting Indebtedness permitted to be subject to Liens by clause (1), clause (16)(a) or clause (18) of the definition of “Permitted Liens” contained in the Indenture;

(2) consent to any order granting any priming lien, replacement lien, cash payment or other relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the interests of the holders of Priority Liens in the property subject to such Priority Liens;

(3) consent to any order approving post-petition financing pursuant to Section 364 of the United States Bankruptcy Code (including, without limitation, any “roll-up” of Priority Lien Obligations); or

(4) consent to any order relating to a sale of assets of the Company or any Guarantor that:

(i) provides, to the extent the sale is to be free and clear of Liens, that all Priority Liens and Note Liens shall attach to the proceeds of the sale; and

(ii) grants Credit Bid Rights to the Holders of Notes,

then, the Holders of Notes, the Trustee and the Note Collateral Agent will not oppose or otherwise contest the entry of such order.

(b) The Holders of Notes, the Trustee and the Note Collateral Agent will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interests in the Collateral under the Note Liens, except that:

(1) they may freely seek and obtain relief granting a junior lien co-extensive in all respects with, but subordinated (as set forth in this Article 3) in all respects to, all Liens granted in such Insolvency or Liquidation Proceeding to the holders of Priority Lien Debt; or

(2) they may assert rights in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan (other than to the extent such plan provides for the liquidation of assets or properties of the Company or any Obligor); and

(3) they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time when no Priority Lien Obligations exist that have not been Discharged.

(c) If, in any Liquidation or Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, both on account of Priority Lien Debt and on account of the Notes, then, to the extent the debt obligations distributed on account of the Priority Lien Debt and on account of the Notes are secured by Liens upon the same property, the provisions of this Article 3 will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(d) The Holders of Notes, the Trustee and the Note Collateral Agent will not assert or enforce, at any time when any Priority Lien Obligations exist that have not been Discharged, any claim under §506(c) of the United States Bankruptcy Code senior to or on a parity with the Priority Liens for costs or expenses of preserving or disposing of any Collateral.

Section 3.6 Release of Collateral or Note Guarantees upon Sale or Other Disposition.

(a) If, at any time when any Priority Lien Obligations exist that have not been Discharged, the Company delivers an Officers’ Certificate to the Trustee and the Note Collateral Agent that:

(1) any specified Collateral, or all Capital Stock owned by the Company and its Subsidiaries in a Subsidiary which, directly or indirectly through another Subsidiary, owns such Collateral, is sold, transferred or otherwise disposed of:

(A) by the owner of such Collateral to a Person other than the Company, an Obligor or a Restricted Subsidiary of the Company in a transaction permitted under the Priority Lien Documents and the Indenture; or

(B) by the holder of any Priority Lien securing Priority Lien Obligations in a foreclosure or other enforcement proceeding or by an Obligor in lieu of a sale by the holders of the Priority Lien Obligations in a foreclosure or enforcement proceeding; provided, however, that the Priority Lien Collateral Agent shall remit to the Note Collateral Agent the proceeds, if any, of such distribution remaining at any time when no Priority Lien Obligations exist that have not been Discharged or as ordered by a court of competent jurisdiction; and

(2) no Priority Lien Obligations exist that have not been Discharged or all Liens upon such Collateral (not including the proceeds payable to the Priority Lien Collateral Agent pursuant to clause (1)(B) above) securing Priority Lien Obligations or Collateral, as the case may be, will be forever released and discharged upon such sale, transfer or other disposition, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Note Liens upon such Collateral (not including the proceeds payable to the Note Collateral Agent pursuant to clause (1)(B) above) will automatically be released and discharged as and when and to the extent such Liens securing Priority Lien Obligations are released and discharged.

(b) If, at any time when any Priority Lien Obligations exist that have not been Discharged, the Company delivers an Officers’ Certificate to the Trustee and the Note Collateral Agent that:

(1) all or substantially all Capital Stock owned by the Company and its Restricted Subsidiaries in any Subsidiary of the Company (a “Sold Subsidiary”) is sold, transferred or otherwise disposed of (whether directly by transfer of Capital Stock issued by the Sold Subsidiary or indirectly by transfer of Capital Stock of other Subsidiaries which, directly or indirectly, own Capital Stock issued by the Sold Subsidiary):

(A) by the owner of such Capital Stock to a Person other than the Company, an Obligor or a Restricted Subsidiary of the Company in a

transaction permitted under the Priority Lien Documents and the Indenture; or

(B) by the holder of any Priority Lien securing Priority Lien Obligations in a foreclosure or other enforcement proceeding or by an Obligor in lieu of a sale by the holders of the Priority Lien Obligations in a foreclosure or enforcement proceeding; provided, however, that the Priority Lien Collateral Agent shall remit to the Note Collateral Agent the proceeds, if any, of such distribution remaining at any time when no Priority Lien Obligations exist that have not been Discharged or as ordered by a court of competent jurisdiction; and

(2) either no Priority Lien Obligations exist that have not been Discharged or all Guarantees of Priority Lien Obligations made by the Sold Subsidiary and all Liens upon property of the Sold Subsidiary securing Priority Lien Obligations (not including the proceeds payable to the Priority Lien Collateral Agent payable pursuant to clause (1)(B) above) will be forever released and discharged upon such sale, transfer or other disposition, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Note Guarantee made by such Sold Subsidiary and all Note Liens upon the property of such Sold Subsidiary will automatically be released and discharged as and when and to the extent such guarantees of Priority Lien Obligations and Liens securing Priority Lien Obligations (not including the proceeds payable to the Note Collateral Agent pursuant to clause (1)(B) above) are released and discharged.

(c) Upon delivery to the Trustee and the Note Collateral Agent of an Officers’ Certificate stating that any release of Note Liens has become effective pursuant to Section 3.6(a) or 3.6(b), the Note Collateral Agent will promptly execute and deliver an instrument confirming such release on customary terms and without any recourse, representation, warranty or liability whatsoever. If the Note Collateral Agent unreasonably fails to do so, the Company is hereby irrevocably authorized and empowered, with full power of substitution, to execute and deliver such instrument in the name of the Note Collateral Agent.

Section 3.7 Amendment of Security Documents.

(a) At any time when any Priority Lien Obligations exist that have not been Discharged:

(1) The Note Collateral Agent will not enter into, and the Trustee and the Holders of Notes will not authorize or direct, any amendment of or supplement to any Security Document relating to any Collateral that would make such Security Document inconsistent in any material respect with the comparable provisions of the Priority Lien Security Documents upon such Collateral and no such amendment or supplement will be enforceable.

(2) Subject only to clauses (2) and (3) of Section 10.12 of the Indenture, without the consent of any Holder of Notes, the Trustee or the Note Collateral

Agent, any amendment, waiver or consent agreed to, upon any terms and conditions, by the Company or any other Obligor and the Priority Lien Collateral Agent in respect of any provision of any Priority Lien Security Document, except to the extent effectuating or relating to any release of Liens (other than in the context of an amendment to the applicable Credit Facility to increase permitted dispositions thereunder to any Person other than the Company, another Obligor or any Restricted Subsidiary of the Company), will automatically apply, on the same terms and subject to the same conditions, to the comparable provision of the applicable Security Document, effective upon the delivery by the Priority Lien Collateral Agent of written notice of such amendment, waiver or consent, and the terms and conditions thereof, to the Trustee and the Note Collateral Agent, if the notice (and an accompanying Officers’ Certificate) states that such amendment, waiver or consent has become effective as to such agreement and is, pursuant to this Section 3.7(a)(2), likewise effective as to the comparable provision of the comparable Security Document. Such amendment, waiver or consent need not otherwise be confirmed by the Trustee, the Note Collateral Agent or any Holder of Notes, in order to be effective.

For the purposes of Section 3.7(a)(1), (i) no inconsistency reflected in the Security Documents delivered in connection with the issuance of the Notes, as compared with the comparable provisions of the applicable Priority Lien Security Documents then in effect, will be subject to the provisions of Section 3.7(a)(1), and (ii) any provision granting rights or powers to the Note Collateral Agent that are not granted to the holders of Priority Liens securing Priority Lien Debt will constitute a material inconsistency.

(b) No amendment, supplement, waiver or change otherwise permitted by this Agreement in respect of the Priority Lien Documents will be prohibited or in any manner restricted or affected by, or by reason of, the provisions of this Article 3.

(c) Notwithstanding Section 3.7(a) or (b), without the consent of any Holder of Notes, the Company, Parent, the Guarantors and the Trustee may, with the consent of the Note Collateral Agent, amend or supplement this Agreement to:

(1) cure any ambiguity, defect or inconsistency; or

(2) make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the rights under this Agreement of any such Holder.

Section 3.8 Waiver of Certain Subrogation, Marshalling, Appraisal and Valuation Rights.

(a) To the fullest extent permitted by law, the Holders of Notes, the Trustee and the Note Collateral Agent agree not to assert or enforce at any time any Priority Lien Obligations exist that have not been Discharged:

(1) any right of subrogation to the rights or interests of holders of Priority Liens (or any claim or defense based upon impairment of any such right of subrogation);

(2) any right of marshalling accorded to a junior lienholder, as against the holders of Priority Liens (as priority lienholders), under equitable principles; or

(3) any statutory right of appraisal or valuation accorded under any applicable state law to a junior lienholder in a proceeding to foreclose a Priority Lien.

(b) Without in any way limiting the generality of the foregoing, each holder of Priority Lien Obligations or Priority Liens may at any time and from time to time, without the consent of or notice to any holder of Note Obligations or Note Liens, without incurring any responsibility or liability to any holder of Note Obligations, or Note Liens and without in any manner prejudicing, affecting or impairing the ranking agreements and other obligations set forth in this Article 3:

(1) make loans and advances to the Company or any of its Subsidiaries or issue, guaranty or obtain letters of credit for account of the Company or any of its Subsidiaries or otherwise extend credit to the Company or any of its Subsidiaries, in any amount (subject to the provisions of the Indenture relating to the maximum amount of the Priority Lien Debt) and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(2) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, compromise, accelerate, extend or refinance, any Priority Lien Obligations or any agreement, guaranty, Lien or obligation of the Company or any of its Subsidiaries or any other person or entity in any manner related thereto, or otherwise amend, supplement or change in any manner any Priority Lien Obligations or Priority Liens or any such agreement, guaranty, lien or obligation;

(3) increase or reduce the amount of any Priority Lien Obligation (subject to the provisions of the Indenture relating to the maximum amount of the Priority Lien Debt) or the interest, premium, fees or other amounts payable in respect thereof;

(4) release or discharge any Priority Lien Obligation or any guaranty thereof or any agreement or obligation of the Company or any of its Subsidiaries or any other person or entity with respect thereto;

(5) take or fail to take any Priority Lien or any other collateral security for any Priority Lien Obligation or take or fail to take any action which may be necessary or appropriate to ensure that any Priority Lien or any other Lien upon any property is duly enforceable or perfected or entitled to priority as against any other Lien or to ensure that any proceeds of any property subject to any Lien are applied to the payment of any Priority Lien Obligation or any other obligation secured thereby;

(6) release, discharge or permit the lapse of any or all Priority Liens or any other Liens upon any property at any time securing any Priority Lien Obligation;

(7) exercise or enforce, in any manner, order or sequence, or fail to exercise or enforce, any right or remedy against the Company or any other Obligor or any collateral security or any other person, entity or property in respect of any Priority Lien Obligation or any Priority Lien or other Lien securing any Priority Lien Obligation or any right or power under this Article 3, and apply any payment or proceeds of collateral in any order of application; or

(8) sell, exchange, release, foreclose upon or otherwise deal with any property that may at any time be subject to any Priority Lien or any other Lien securing any Priority Lien Obligation.

(c) No exercise, delay in exercising or failure to exercise any right arising under this Article 3, no act or omission of any holder of Priority Liens or Priority Lien Obligations in respect of the Company or any of its Restricted Subsidiaries or any other person or entity or any collateral security for any Priority Lien Obligation or any right arising under this Article 3, no change, impairment, or suspension of any right or remedy of any holder of any Priority Liens or Priority Lien Obligations, and no other lawful act, failure to act, circumstance, occurrence or event which, but for this provision, would or could act as a release or exoneration of any obligation under this Article 3 will in any way affect, decrease, diminish or impair any of the ranking agreements and other obligations of the Holders of Notes, the Trustee and the Note Collateral Agent set forth in this Article 3.

(d) The Lenders, the Priority Lien Collateral Agent and the other holders of Priority Liens or Priority Lien Obligations will not have any duty whatsoever, express or implied, fiduciary or otherwise, to any holder of Note Obligations or Note Liens.

(e) To the maximum extent permitted by law, each of the Holders of Notes, the Trustee and the Note Collateral Agent waives any claim it may have against the Lenders, the Priority Lien Collateral Agent or any other holder of Priority Liens or Priority Lien Obligations with respect to or arising out of any action or failure to act or any error of judgment or negligence on the part of the Lenders, the Priority Lien Collateral Agent or any other holder of Priority Liens or Priority Lien Obligations or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies in respect of the Priority Liens or the Priority Lien Obligations or under the Priority Lien Documents or any transaction relating to the Collateral. Neither any Lender nor any Priority Lien Collateral Agent nor any other holder of Priority Liens or Priority Lien Obligations nor any of their respective directors, officers, employees or agents will be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so, except to the extent arising out of the gross negligence or willful misconduct (as determined by a final judgment of a court of competent jurisdiction) of such Lender, Priority Lien Collateral Agent or other holder or its directors, officers, employees or agents, or will be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Company or any other Obligor or upon the request of any holder of Note Obligations, or Note Liens or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

(f) The holders of Priority Liens and Priority Lien Obligations, on the one hand, and the holders of Note Obligations, or Note Liens, on the other hand, shall each be responsible for keeping themselves informed of the financial condition of the Company and its Subsidiaries and all other circumstances bearing upon the risk of nonpayment of the Priority Lien

Obligations or Note Obligations. The holders of Priority Liens and Priority Lien Obligations and no Priority Lien Collateral Agent shall have no duty to advise the Trustee or any holder of Note Obligations, Note Liens of information regarding such condition or circumstances or as to any other matter. If any holder of Priority Liens or Priority Lien Obligations or any Priority Lien Collateral Agent, in its sole discretion, undertakes at any time or from time to time to provide any such information to the Trustee or any holder of Note Obligations, or Note Liens, it shall be under no obligation to provide any similar information on any subsequent occasion, to provide any additional information, to undertake any investigation, or to disclose any information which, pursuant to accepted or reasonable commercial finance practice, it wishes to maintain confidential.

Section 3.9 Limitation on Certain Relief and Defenses.

(a) No action taken or omitted for the benefit of the holders of Priority Liens by the Company or any of its Subsidiaries in breach of any covenant set forth in the Indenture will constitute a defense to the enforcement of the provisions of this Article 3 by such holders in accordance with the terms of this Article 3, if, when such action was taken or omitted, such holders received and in good faith relied on an Officers’ Certificate or Opinion of Counsel to the effect that such action was permitted under the Indenture.

(b) The Note Liens will not be forfeited, invalidated, discharged or otherwise affected or impaired by any breach of any obligation of the Holders of Notes, the Trustee or the Note Collateral Agent set forth in this Article 3.

Section	3.10 Reinstatement.

(a) If the payment of any amount applied to any Priority Lien Obligations secured by any Priority Liens is later avoided or rescinded (including by settlement of any claim for avoidance or rescission) or otherwise set aside, then:

(1) to the fullest extent lawful, all claims for the payment of such amount as Priority Lien Obligations and, to the extent securing such claims, all such Priority Liens will be reinstated and entitled to the benefits of this Article 3; and

(2) if a Discharge of the Priority Lien Obligations became effective prior to such reinstatement, the contractual priority of the Priority Liens so reinstated, as set forth in Section 3.2, will be concurrently reinstated on the date and to the extent such Priority Liens are reinstated, beginning on such date, as though no Priority Lien Obligations or Priority Liens had been outstanding at any time prior to such date, and will remain effective until the claims secured by the reinstated Priority Liens are paid in full in cash;

provided that the Company shall deliver forthwith an Officers’ Certificate, and/or the Priority Lien Collateral Agent or any holder of Priority Lien Obligations may deliver a written notice, to the Note Collateral Agent and the Trustee stating that Priority Lien Obligations have been reinstated and identifying the Priority Lien Obligations so reinstated.

(b) Notwithstanding the foregoing, no:

(1) action to enforce Note Liens at any time prior to the date of any reinstatement pursuant to Section 3.10(a) (or, if later, the date on which the Officers’ Certificate or written notice referred to in Section 3.10(a) is delivered to the Trustee and the Note Collateral Agent);

(2) receipt or collection of Collateral or any other property by the Holders of Notes, the Trustee or the Note Collateral Agent at any time prior to the date of any such reinstatement (or, if later, the date on which the Officers’ Certificate or written notice referred to in Section 3.10(a) is delivered to the Trustee and the Note Collateral Agent);

(3) application of any Collateral or other property to the payment of Note Obligations at any time prior to the date of any such reinstatement (or, if later, the date on which the Officers’ Certificate or written notice referred to in Section 3.10(a) is delivered to the Trustee and the Note Collateral Agent); or

(4) other action taken or omitted by the Holders of Notes, the Trustee or the Note Collateral Agent or other event occurring at any time prior to the date of any such reinstatement (or, if later, the date on which the Officers’ Certificate or written notice referred to in Section 3.10(a) is delivered to the Trustee and the Note Collateral Agent), will, if it was permitted at such time under this Article 3 without giving effect to any subsequent reinstatement under Section 3.10(a), (1) constitute a breach of any obligation of the Holders of Notes, the Trustee or the Note Collateral Agent under this Article 3 or (2) subject to Section 3.10(c), give rise to any right, claim or interest whatsoever enforceable by any holder of Priority Liens or Priority Lien Obligations or by any other Person.

(c) Notwithstanding any contrary provision in this Section 3.10, in the case of clauses (2) and (3) of Section 3.10(b), any Net Proceeds received by, or on behalf of, the Trustee, the Note Collateral Agent or any Holder of Notes, prior to the date of reinstatement of the Priority Lien Obligations, from any receipt, collection or application, or any other enforcement action of any kind taken against, Collateral less than 91 days after the date on which the applicable Priority Lien Obligation was paid in full shall be turned over to the Priority Lien Collateral Agent for application to the Priority Lien Obligations in accordance with this Agreement; provided that the Trustee and the Note Collateral Agent, as applicable, shall not be required to distribute any such Net Proceeds to any Holder of Notes until such 91st day.

Section	3.11 Amendment; Waiver.

(a) No amendment or supplement to the provisions of this Article 3 will:

(1) be effective unless set forth in a writing signed by the Trustee and the Note Collateral Agent with the consent of the holders of at least a majority in principal amount at maturity of the Notes (including, without limitation, Additional Notes);

(2) become effective at any time any Priority Lien Obligations exist that have not been Discharged unless such amendment or supplement is consented to in a writing signed by the Priority Lien Collateral Agent acting upon the direction or with the consent of the holders of the applicable percentage (as required under the Credit Facilities) in principal amount of all Priority Lien Debt then outstanding or committed under the Credit Facilities, voting as a single class.

Any such amendment or supplement that:

(A) imposes any obligation upon the Company or adversely affects the rights of the Company under Section 3.3 will become effective only with the consent of the Company; or

(B) imposes any obligation upon the Note Collateral Agent or adversely affects the rights of the Note Collateral Agent in its individual capacity at any time when the Trustee is not the Note Collateral Agent will become effective only with the consent of the Note Collateral Agent.

(b) No waiver of any of the provisions of this Article 3 will in any event be effective unless set forth in a writing signed and consented to, as required for an amendment under this Section 3.11, by the party to be bound thereby.

Section 3.12 Enforcement.

(a) The provisions of this Article 3 are intended for the sole benefit of, and may be enforced solely by, the holders of Priority Liens and Priority Lien Obligations granted and outstanding from time to time; provided, however, that:

(1) the provisions of Section 3.3 are intended for the sole benefit of the Company and may be enforced by the Company solely upon the terms and conditions set forth in Section 3.3;

(2) the definition of “Priority Lien Debt” is intended for the benefit of both the holders of Priority Liens and Priority Lien Obligations granted and outstanding from time to time and the Company; and

(3) the provisions of Section 3.17 and 3.18 are intended for the sole benefit of, and may be enforced solely by, the holders of Note Liens and Note Obligations granted and outstanding from time to time (or by the Note Collateral Agent on their behalf).

(b) The rights of the Holders of Notes and the Note Collateral Agent set forth in Sections 3.4, 3.5 and 3.10 are intended for the sole benefit of the Holders of Notes and the Note Collateral Agent and may be enforced only by the Holders of Notes or by the Note Collateral Agent.

(c) The obligations of the Holders of Notes, the Trustee and the Note Collateral Agent set forth in Sections 3.4, 3.5, 3.6, 3.7, 3.8 and 3.10:

(1) are intended for the sole benefit of the holders of Priority Lien Obligations and may be enforced only by the holders of Priority Lien Obligations or by the Priority Lien Collateral Agent; and

(2) will terminate, unconditionally and (subject only to Section 3.10) forever, upon either of (a) no Priority Lien Obligations existing that have not been Discharged or (b) the release of the Note Liens in whole as provided under Section 10.08(a) of the Indenture.

(d) No right to enforce the ranking agreements or any other obligation set forth in this Article 3 may be impaired by any act or failure to act by the Company, the Trustee or any Holder of Notes or by the failure of the Company, the Trustee or any Holder of Notes to comply with this Agreement.

(e) The obligations of the Holders of Notes, the Trustee and the Note Collateral Agent under this Article 3 are continuing obligations that may be terminated only by an amendment that becomes effective as set forth in Section 3.11.

(f) Except for the Persons identified in this Section 3.12, to the extent and as to the obligations set forth in this Section 3.12, no other Person will be entitled to rely on, have the benefit of or enforce the lien ranking agreements or any other obligation set forth in this Article 3.

Section 3.13 Notes, Note Guarantees and Other Note Obligations Not Subordinated. The provisions of this Article 3 are intended solely to set forth the relative ranking, as Liens, of the Note Liens as against the Priority Liens. Neither the Notes, the Note Guarantees and other Note Obligations nor, except as otherwise provided in this Article 3, the exercise or enforcement of any right or remedy for the payment or collection thereof (other than the restrictions with respect to the enforcement of remedies against the Collateral as set forth in this Article 3) are intended to be, or will ever be by reason of the provisions of this Article 3, in any respect subordinated, deferred, postponed, restricted or prejudiced.

Section 3.14 Relative Rights. This Article 3 defines the relative rights, as lienholders, of holders of Note Liens and holders of Priority Liens. Nothing in this Agreement will:

(1) impair, as between the Company and Holders of Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium and interest and Liquidated Damages, if any, on the Notes in accordance with their terms or to perform any other obligation of the Company or any other Obligor under the Note Documents;

(2) affect the relative rights of Holders of Notes and creditors of the Company or any of its Restricted Subsidiaries (other than holders of Priority Liens);

(3) restrict the right of any Holder of Notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral other than any other action not specifically prohibited by Sections 3.4 or 3.5);

(4) prevent the Trustee, the Note Collateral Agent or any Holder of Notes from exercising against the Company or any other Obligor any of its other available remedies upon a Default or Event of Default not specifically prohibited by Sections 3.4 or 3.5; or

(5) restrict the right of the Trustee, the Note Collateral Agent or any Holder of Notes from taking any lawful action in an Insolvency or Liquidation Proceeding not specifically prohibited by Sections 3.4 or 3.5.

If the Company or any Restricted Subsidiary fails because of this Article 3 to perform any obligation binding upon it under any Note Document, the failure is still a Default or Event of Default.

Section 3.15 Bailee for Perfection.

(a) The Priority Lien Collateral Agent shall hold the Pledged Collateral in its possession or control (or in the possession or control of its agents or bailees) as bailee for the Note Collateral Agent solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Security Documents, subject to the terms and conditions of this Agreement; provided that, solely for purposes of perfecting Liens in cash collateral accounts, deposit accounts, electronic chattel paper and letter of credit rights included in the Collateral, the Priority Lien Collateral Agent agrees to act as agent for the Note Collateral Agent.

(b) So long as any Priority Lien Obligations exist that have not been Discharged, the Priority Lien Collateral Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the Priority Lien Documents and this Agreement as if the Lien of the Note Collateral Agent therein under the Security Documents and all other Note Documents did not exist. The rights of the Note Collateral Agent shall at all times be subject to the terms of this Agreement.

(c) No Priority Lien Collateral Agent shall have any obligation whatsoever to the Note Collateral Agent, the Trustee or the Holders of any Notes or other Priority Lien Obligations to assure that the Pledged Collateral is genuine or owned by the Company or any other Obligor or otherwise or to preserve rights or benefits of any Person except as expressly set forth in this Section 3.15. The duties or responsibilities of the Priority Lien Collateral Agent under this Section 3.15 shall be limited solely to holding the Pledged Collateral as bailee for the Note Collateral Agent for purposes of perfecting the Lien therein held by the Note Collateral Agent to secure Note Obligations.

(d) No Priority Lien Collateral Agent shall have by reason of the Security Documents, the Note Documents, this Agreement or any other document or instrument a fiduciary relationship in respect of the Note Collateral Agent, the Trustee or the Holders of Notes or any other Note Obligations.

(e) If no Priority Lien Obligations exist that have not been Discharged, the Priority Lien Collateral Agent shall, to the extent permitted by applicable law, deliver to the Note Collateral Agent the Pledged Collateral (without recourse and without any representation or warranty whatsoever as to the enforceability, perfection, priority or sufficiency of any Lien securing or Guarantee or other supporting obligation for any Priority Lien Debt or Parity Lien Debt), together with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

Section 3.16 Designation of New Priority Lien Debt. The Company may, at any time, from time to time, designate Priority Lien Debt by delivering to the Note Collateral Agent an Officer’s Certificate as contemplated in the definition of “Priority Lien Debt”. Any holder of Priority Lien Debt and the Priority Lien Collateral Agent shall be conclusively entitled to rely on an Officers’ Certificate from the Company addressed to any such holder or the Priority Lien Collateral Agent (a copy of which Officers’ Certificate is provided substantially concurrently to the Note Collateral Agent and the Trustee) that any borrowings, issuances of letters of credit or other extensions of credit under any Credit Facility were incurred, and are permitted to be incurred, under the terms of the Indenture. Nothing in the foregoing constitutes a waiver of any restrictions on indebtedness or liens appearing in the Credit Agreement or any Priority Lien Document. Upon receipt of such Officer’s Certificate, the Note Collateral Agent shall deliver to the Priority Lien Collateral Agent (without recourse and without any representation or warranty whatsoever) any Collateral in the Note Collateral Agent’s possession, to be held by the Priority Lien Collateral Agent in accordance with the applicable terms of the Priority Lien Documents and Section 3.15 above. An untrue Officers’ Certificate designating Priority Lien Obligations may result in a Default or Event of Default under the Indenture, but shall nevertheless operate as described in this Section 3.16, and may be relied upon as described in this Section 3.16.

Section 3.17 Option to Purchase Priority Lien Debt.

(a) Any Person or Persons at any time or from time to time designated by the holders of at least 25% in outstanding principal amount of the Notes (including any Additional Notes), voting as a single class, as entitled to exercise all default purchase options as to Notes (including Additional Notes (if any)) then outstanding (an “Eligible Purchaser”) shall have the right (without any obligation) to purchase, at any time during any of the exercise periods described in the second succeeding paragraph, all, but not less than all, of the principal of and interest on and all prepayment or acceleration penalties and premiums in respect of all Priority Lien Debt outstanding at the time of purchase and all other Priority Lien Obligations (except Unasserted Contingent Obligations) then outstanding, together with all Liens securing such Priority Lien Debt and all Guarantees and other supporting obligations relating to such Priority Lien Debt:

(1) for a purchase price equal to: (A) in the case of Priority Lien Debt then outstanding (other than letters of credit), 100% of the principal amount and accrued interest outstanding on the Priority Lien Debt on the date of purchase plus all other Priority Lien Obligations (except any prepayment or acceleration penalty or premium and any Unasserted Contingent Obligations) then unpaid, and (B) in the case of each outstanding letter of credit then outstanding as Priority Lien Debt, 100% of the reimbursement obligation in respect of such letter of credit as and when such letter of credit is funded, plus accrued interest thereon, and all Priority Lien Obligations (other than Unasserted Contingent Obligations) relating to such letter of credit that are outstanding as and when such letter of credit is funded (the amounts payable under clause (B), collectively, the “Acquired L/C Obligations”);

(2) with such purchase price payable in cash on the date of purchase against transfer to an Eligible Purchaser or its nominee or transferee (without recourse and without any representation or warranty whatsoever, whether as to the enforceability of any Priority Lien Debt or the validity, enforceability, perfection, priority or sufficiency of any Lien securing or Guarantee or other supporting obligation for any Priority Lien Debt or as to any other matter whatsoever, except only the representation and warranty that the transferor owns free and clear of all Liens and encumbrances (other than participation interests not prohibited by the applicable Credit Facility), and has good right to convey, whatever claims and interests it may have in respect of Priority Lien Debt and any such Liens, Guarantees and supporting obligations pursuant to the Priority Lien Documents); provided that the purchase price in respect of any outstanding letter of credit that remains unfunded on the date of purchase shall be payable as and when such letter of credit is funded (i) first from the cash collateral account described in paragraph (3) below, until the amounts contained therein have been exhausted, and (ii) thereafter directly by the purchaser; and

(3) with such purchase accompanied by a deposit of cash collateral under the dominion and control of the Priority Lien Collateral Agent or its designee in an amount equal to the lower of (1) 108% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document, as security for the purchaser’s purchase of the Acquired L/C Obligations, subject to the agreement that if any such letter of credit (A) is cancelled and returned to the issuer thereof, (B) expires in accordance with its terms or (C) is drawn in its full face amount, the Priority Lien Collateral Agent or its designee holding such cash collateral shall promptly return to the Eligible Purchaser an amount equal to the excess, if any, of (i) the amount deposited as cash collateral in respect of such letter of credit, over (ii) the amount equal to 100% of the reimbursement obligation in respect of such letter of credit as and when such letter of credit is cancelled, expires or is funded, as the case may be, plus accrued interest thereon, and all Priority Lien Obligations (other than Unasserted Contingent Obligations) relating to such letter of credit that are outstanding as and when such letter of credit is cancelled, expires or is funded, as the case may be.

(b) The right to exercise the purchase option described in Section 3.17(a) shall be exercisable and legally enforceable upon at least ten Business Days’ prior written notice of exercise given to the Priority Lien Collateral Agent by (and at the sole option of) an Eligible Purchaser.

(c) The right to exercise the right to purchase the Priority Lien Obligations as described in this Section 3.17 may be exercised during each period that begins on:

(1) the commencement of an Insolvency or Liquidation Proceeding involving the Company or any other Obligor; or

(2) the first date on which the Priority Lien Collateral Agent or any holder of any Priority Lien Obligations, or any Person on its behalf, takes any action (other than the issuance of a notice of default or event of default or a reservation of rights letter delivered to the Company or any other Obligor) to foreclose, collect or otherwise realize in any way upon any Collateral, and in each of clauses (1) and (2) above, ends on the 20th Business Day after receipt from the Company, the applicable Obligor, or the Priority Lien Collateral Agent by the Trustee of written notice of the occurrence of the applicable event described in clause (1) or (2) above; provided that the Priority Lien Collateral Agent shall have no obligation to deliver any such notice to the Trustee.

(d) The parties hereto agree that irreparable damage would occur, and that monetary damages would not be a sufficient remedy, in the event that any of the provisions of this Section 3.17 were not performed in accordance with their specific terms or were otherwise breached (or threatened to be breached). It is accordingly agreed that the Note Collateral Agent, the Trustee or any holder of Note Obligations shall be entitled to, and no other party hereto shall, directly or indirectly, oppose or otherwise contest any motion or other legal action brought to:

(1) obtain, an injunction or injunctions or other equitable relief as a remedy to prevent breaches (or threatened breaches) of this Section 3.17; and

(2) enforce specifically the terms and provisions of this Section 3.17 in any court of the United States or any state having jurisdiction, without proof of actual damages or a requirement that bond be posted.

(e) The remedies described in this Section 3.17 are in addition to any other remedy to which the Note Collateral Agent, the Trustee or any holder of Note Obligations is entitled at law or in equity or otherwise.

Section 3.18 Delivery of Collateral and Proceeds of Collateral. If no Priority Lien Obligations exist that have not been Discharged, the Priority Lien Collateral Agent shall, to the extent permitted by applicable law, deliver to (1) the Note Collateral Agent, or (2) such other Person as a court of competent jurisdiction may otherwise direct, (a) any Collateral held by, or on behalf of, the Priority Lien Collateral Agent or any holder of Priority Lien Obligations, and (b) all proceeds of Collateral held by, or on behalf of, the Priority Lien Collateral Agent or any holder of Priority Lien Obligations, whether arising out of an action taken to enforce, collect or realize upon any Collateral or otherwise. Such Collateral and such proceeds shall be delivered without recourse and without any representation or warranty whatsoever as to the enforceability, perfection, priority or sufficiency of any Lien securing or Guarantee or other supporting obligation for any Priority Lien Debt or Parity Lien Debt, together with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

ARTICLE 4.

MISCELLANEOUS

Section 4.1 Amendments, Modifications, and Waivers; Cumulative Remedies. No amendment, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto, and then such amendment, modification or waiver shall be effective only in the specific instance and for the specific purpose for which it is given. No failure to exercise, nor any delay in exercising, on the part of any party of, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 4.2 Indenture References. Notwithstanding anything to the contrary in this Agreement, any references contained herein to any Section, clause, paragraph or other provision of the Indenture (including any definition contained therein) shall be deemed to be a reference to such Section, clause, paragraph or other provision as in effect on the date of this Agreement; provided that any reference to any such Section, clause, paragraph or other provision shall refer to such Section, clause, paragraph or other provision of the Indenture (including any definition contained therein) as amended or modified from time to time if such amendment or modification has been (1) made in accordance with the Indenture and (2) at any time any Priority Lien Obligations exist that have not been Discharged, approved in a writing delivered to the Trustee and the Note Collateral Agent by, or on behalf of, the requisite holders of Priority Lien Obligations as are needed under the terms of the applicable Priority Lien Documents to approve such amendment or modification.

Section 4.3 Successors and Assigns. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, including, without limitation, any person or entity that succeeds to the role of the Note Collateral Agent, the Priority Lien Collateral Agent or the Trustee.

Section 4.4 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when received, or, in the case of telecopy notice, when received and confirmed by telephone, addressed as follows:

If to the Note Collateral Agent or the Trustee:

The Bank of New York

101 Barclay Street - 8W

New York, NY 10286

Attention: Corporation Trust Administration

Telephone No.: (212) 815-5845

Telecopier No.: (212) 815-5707

If to the Credit Agreement Agent:

Susan M. Hall

SunTrust Bank, Atlanta

303 Peachtree Street, N.E.

3rd Floor

Atlanta, Georgia 30308

Telecopier No.: (404) 575-2693

Telephone No.: (404) 724-3001

With copies to:

Chris D. Molen, Esq.

Paul, Hastings, Janofsky & Walker LLP

600 Peachtree Street, N.E.

Suite 2400

Atlanta, Georgia 30308

Telecopier No.: (404) 685-5210

Telephone No.: (404) 815-2110

Any party may hereafter notify the other parties hereto of a change in its notice address.

Section 4.5 Note Collateral Agent and Trustee. Notwithstanding any term herein to the contrary, it is hereby expressly agreed and acknowledged that the subordination and related agreements set forth herein by the Note Collateral Agent and the Trustee are made solely in its capacity as collateral agent and trustee, respectively, under the Note Documents and with respect to the Notes (and not in its individual capacity, except to the extent that it is or becomes a Holder). The Note Collateral Agent and the Trustee shall not have any duties, obligations, or responsibilities to the Priority Lien Collateral Agent or the holder of Priority Lien Obligations under this Agreement except as expressly set forth herein. Nothing in this Agreement shall be construed to operate as a waiver by the Note Collateral Agent or the Trustee, with respect to the Company or any other Obligor or any holder of any Note Obligations, of the benefit of any exculpatory provisions, presumptions, indemnities, protections, benefits, immunities or reliance rights contained in the Indenture, and, by their acknowledgment hereof, the Company and the other Obligors expressly agree that as between them, on the one hand, and the Note Collateral Agent and the Trustee, on the other hand, the Note Collateral Agent and the Trustee shall have such benefit with respect to all actions or omissions by the Note Collateral Agent and the Trustee pursuant to this Agreement. For all purposes of this Agreement, the Note Collateral Agent and the Trustee may: (a) rely in good faith, as to matters of fact, on any representation of fact believed by the Note Collateral Agent and the Trustee to be true (without any duty of investigation) and that is contained in a written certificate of any authorized representative of the Company or of the Priority Lien Collateral Agent; (b) rely in good faith, as to matters of law, on an opinion of its counsel, counsel to the Company or counsel to the Priority Lien Collateral Agent, and shall have no liability for any action or omission taken in reliance thereon; and (c) assume in good faith (without any duty of investigation), and rely upon, the genuineness, due authority, validity, and accuracy of any certificate, instrument, notice, or other document believed by it in good faith to be genuine and presented by the proper Person.

Section 4.6 Other Matters Regarding the Note Collateral Agent, the Trustee and the Priority Lien Collateral Agent.

(a) In no event shall the Note Collateral Agent, the Trustee or the Priority Lien Collateral Agent be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profit) even if the Note Collateral Agent, the Trustee or the Priority Lien Collateral Agent, respectively, have been advised of the likelihood of such loss or damage and regardless of the form of action.

(b) The Note Collateral Agent, the Trustee and the Priority Lien Collateral Agent shall not be responsible or liable for any failure or delay in the performance of their respective obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond their reasonable control, including without limitation: acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; terrorists acts; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; and acts of civil or military authority or governmental actions.

(c) The Note Collateral Agent, the Trustee and the Priority Lien Collateral Agent may conclusively rely upon any document believed by them, respectively, to be genuine and to have been signed or presented by the proper Person. The Note Collateral Agent, the Trustee and the Priority Lien Collateral Agent need not investigate any fact or matter stated in the document.

(d) The Note Collateral Agent, the Trustee and the Priority Lien Collateral Agent may act through their respective attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

Section 4.7 Counterparts. This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties listed below shall constitute a single binding agreement.

Section 4.8 Governing Law; Consent to Jurisdiction and Venue. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH OF THE PARTIES HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK CITY SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES AMONG THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, PROVIDED, THAT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE

OF NEW YORK CITY AND, PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY PRIORITY LIEN COLLATERAL AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON ANY SECURITY FOR THE PRIORITY LIEN OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PRIORITY LIEN COLLATERAL AGENT. EACH OF THE PARTIES HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO IT AT THE ADDRESS SET FORTH HEREIN, AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

Section 4.9 Mutual Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO.

Section 4.10 Specific Performance. In addition to the provisions of Section 3.17, the parties hereto agree that irreparable damage would occur, and that monetary damages would not be a sufficient remedy, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or threatened to be breached). Each of the parties shall be entitled to, and no other party hereto shall, directly or indirectly, oppose or otherwise contest any motion or other legal action brought to:

(1) obtain, an injunction or injunctions or other equitable relief as a remedy to prevent breaches (or threatened breaches) of this Agreement; and

(2) enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, without proof of actual damages or a requirement that bond be posted.

The remedies described in this Agreement are in addition to any other remedy to which any of the parties is entitled at law or in equity or otherwise.

Section 4.11 Entire Agreement. This Agreement integrates all the terms and conditions mentioned herein or incidental hereto and supersedes all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

Section 4.12 Severability. In case any one or more of the provisions contained or incorporated by reference in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision with a view to obtaining the same commercial effect as this Agreement would have had if such provision had been legal, valid and enforceable.

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IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement to be executed by their respective officers or representatives hereunto duly authorized as of the day and year first above written.

SUNTRUST BANK, as Credit Agreement Agent

By:	/s/ Charles J. Johnson

Name:	Charles J. Johnson
Title:	Managing Director

THE BANK OF NEW YORK, as Note Collateral Agent

By:	/s/ Sirojni Dindial

Name:	Sirojni Dindial
Title:	Assistant Vice President

CONSENT AND AGREEMENT

Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Intercreditor Agreement as of the date thereof and agrees to be bound by the terms and provisions thereof and take no action which is inconsistent with, or to contest or challenge the validity of, any term or provision thereof, and agrees that its successors and assigns shall be bound by the foregoing.

EL POLLO LOCO, INC. EPL INTERMEDIATE, INC.

By:	/s/ Joseph N. Stein

Name:	Joseph N. Stein
Title:	Vice President of Finance, Chief Financial Officer and Treasurer (El Pollo Loco, Inc.)

By:	/s/ Glenn Kaufman

Name:	Glenn Kaufman
Title:	Vice President (EPL Intermediate, Inc.)

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TRUSTEE CONSENT AND AGREEMENT

The undersigned hereby acknowledges receipt of a copy of the foregoing Intercreditor Agreement as of the date thereof and agrees to be bound by the terms and provisions thereof and take no action which is inconsistent with, or to contest or challenge the validity of, any term or provision thereof. The undersigned’s successors and assigns shall be bound by the foregoing.

THE BANK OF NEW YORK, as Trustee

By:	/s/ Sirojni Dindial

Name:	Sirojni Dindial
Title:	Assistant Vice President

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